Exhibit 10.7

AXOVANT SCIENCES, INC.

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into as of [INSERT DATE], 2015, by and between [INSERT EXECUTIVE NAME] (the “Executive”) and Axovant Sciences, Inc. (the “Company”).

RECITALS

A.                                    The Company desires the association and services of Executive and [his/her] skills, abilities, background and knowledge, and is willing to engage Executive’s services on the terms and conditions set forth in this Agreement.

B.                                    Executive desires to be in the employ of the Company, and is willing to accept such employment on the terms and conditions set forth in this Agreement.

C.                                    This Agreement supersedes any and all prior and contemporaneous oral or written employment agreements or arrangements between Executive and the Company or any predecessor thereof.

AGREEMENT

In consideration of the foregoing, the parties agree as follows:

1.                                      EMPLOYMENT BY THE COMPANY.

1.1                               Position; Duties; Location.  Subject to the terms and conditions of this Agreement, Executive shall hold the position of [INSERT POSITION AND TITLE].  Executive’s activities and duties shall be as directed by the Company’s Chief Executive Officer.  It is understood and agreed that Executive’s duties may include providing services to or for the benefit of the Company’s affiliates, including, but not limited to, Axovant Sciences, Ltd. (the “Parent”), pursuant to that certain Services Agreement by and between Parent and the Company effective as of March 7, 2015 or otherwise, provided, that Executive agrees that [he/she] will not provide any services from within the United States for Parent or any affiliate of Parent that is organized in a jurisdiction outside the United States.  Executive shall devote Executive’s full business energies, interest, abilities and productive time to the proper and efficient performance of Executive’s duties under this Agreement; provided, however, that Executive may devote reasonable periods of time to (a) serving on the board of directors of other corporations subject to the prior approval of the CEO, and (b) engaging in charitable or community service activities, so long as none of the foregoing additional activities materially interfere with Employee’s duties under this Agreement. Executive shall report to the Company’s Chief Executive Officer and shall work generally from the Company’s offices in New York City, New York.  Executive may work from remote locations, provided it does not interfere with the successful performance of Executive’s duties.  Executive understands that [his/her] duties may require periodic business travel.

1.2                               Policies and Procedures.  The employment relationship between the parties shall be governed by this Agreement and by the policies and practices established by the Company and/or its Board of Directors (the “Board”).  In the event that the terms of this Agreement differ from or are in conflict with the Company’s policies or practices, this Agreement shall govern and control.

1.3                               Exclusive Employment; Agreement not to Participate in Company’s Competitors.  Subject to Section 1.1 above, except with the prior written consent of the Company’s Chief Executive Officer, Executive will not during employment with the Company undertake or engage in any other employment, occupation or business enterprise.  During Executive’s employment, Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by Executive to be adverse or antagonistic to the Company, its business, or prospects, financial or otherwise, or in any company, person, or entity that is, directly or indirectly, in competition with the business of the Company.  Ownership by Executive in professionally managed funds over which the Executive does not have control or discretion in investment decisions, or, an investment of less than two percent (2%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded on a national securities exchange or in the over-the-counter market shall not constitute a breach of this Section.

1.4                               Start Date.  Executive’s employment with the Company [will commence/commenced] on [INSERT DATE] (the “Start Date”).

2.                                      AT-WILL EMPLOYMENT.

Executive’s employment relationship with the Company is, and shall at all times remain, at-will.  This means that either Executive or the Company may terminate the employment relationship at any time, for any reason or for no reason, with or without cause or advance notice.

3.                                      COMPENSATION AND BENEFITS.

3.1                               Salary. The Company shall pay Executive a base salary at the annualized rate of $[INSERT ANNUAL BASE SALARY] (the “Base Salary”), less payroll deductions and all required withholdings, payable in regular periodic payments in accordance with the Company’s normal payroll practices.  The Base Salary shall be prorated for any partial year of employment on the basis of a 365-day year.  The Base Salary may be adjusted from time to time in the Company’s discretion.  Immediately prior to or following the consummation of an initial public offering, the Base Salary shall be adjusted upward as necessary to meet appropriate public market standards as determined by the Board or the Compensation Committee thereof.

3.2                               Performance Bonus.  Each fiscal year, Executive will be eligible to earn an additional cash bonus with a target of fifty percent (50%) of [his/her] Base Salary, based on the Board’s assessment of Executive’s individual performance and overall Company performance.  Following the consummation of an initial public offering, the percentage of Base Salary that Executive will be eligible to earn as a bonus shall be adjusted upward as necessary to meet appropriate public market standards as determined by the Board or the Compensation Committee thereof.  In order to earn and receive the bonus, Executive must remain employed by the Company through and including the bonus payout date, which will be on or before April 30 of the year following the year for which it is paid.  The determination of whether Executive has earned a bonus and the amount thereof shall be determined by the Board (and/or a committee thereof) in its sole discretion.  The Company reserves the right to modify the bonus criteria from year to year.  Within 30 days following a Change in Control (as defined below), the Company shall pay to Executive a pro-rated bonus (based on the higher of target or actual achievement of pro-rata performance targets for the number of days that have elapsed in such calendar year as of the Change in Control) and with the bonus amounts to be the pro-rated portion of a full annual bonus based on the number of days that have elapsed in such calendar year as of the Change in Control.

3.3                               Equity.  Subject to the terms of Parent’s 2015 Equity Incentive Plan (the “Plan”), Executive [will be/has been] granted an option (the “Option”) to purchase a number of shares of Parent’s Common Stock equal to [INSERT NUMBER OF SHARES] (the “Option Shares”).  Twenty-five percent (25%) of the Option Shares will vest one year after the Start Date and the balance of the Option Shares will vest in a series of twelve (12) successive equal quarterly installments measured from the first anniversary of the Start Date. The exercise price of the Option will be equal to the fair market value of the Parent Common Stock on the date of grant of the Option, as determined by the Parent Board in its sole discretion.  The Option will be governed by the Plan and other documents issued in connection with the grant.  In addition, the Executive will be eligible for additional discretionary periodic or annual equity incentive grants based upon the Executive’s performance as well as business conditions at the Company (including possibly following the consummation of an initial public offering based on appropriate public market comparables for the Executive’s position) and in any event on a basis no less favorable than that provided to other senior Company executives from time to time.  Upon a Change in Control, any unvested portion of the Option and any other options or additional equity incentive grants that Executive may have received shall immediately vest in full, and the Company agrees to take all action required by the Board and/or the board of directors of Parent to accelerate the vesting of any such unvested options or equity incentive grants.

3.4                               Benefits and Insurance.  Executive shall, in accordance with Company policy and the terms of the applicable plan documents, be eligible to participate in benefits under any benefit plan or arrangement that may be in effect from time to time and made available to similarly situated Company employees (including but not limited to being named as an officer for purposes of the Company’s Directors & Officers Insurance).  The Company reserves the right to modify, add or eliminate benefits from time to time.  Executive shall accrue four (4) weeks of vacation per year subject to the Company’s policy regarding vacation.  Executive may carry over five (5) days of unused vacation to the next calendar year; any other portion of accrued but unused vacation shall not carry over to the next calendar year.

3.5                               Expense Reimbursements.  The Company will reimburse Executive for all reasonable business expenses Executive incurs in conducting [his/her] duties hereunder, pursuant to the Company’s usual expense reimbursement policies.  Reimbursement will be made as soon as practicable following receipt from Executive of reasonable documentation supporting said expenses.

4.                                      PROPRIETARY INFORMATION OBLIGATIONS.

As a condition of employment Executive agrees to execute and abide by the Company’s Employee Non-Disclosure And Inventions Assignment Agreement (“NDA”).

5.                                      TERMINATION OF EMPLOYMENT.

5.1                               Termination Without Cause Or Resignation For Good Reason.

(a)                                 If Executive’s employment with the Company is terminated without Cause or Executive resigns for Good Reason, in either case, prior to a Change in Control or more than twelve (12) months following a Change in Control, then the Company shall pay Executive any earned but unpaid Base Salary and unused vacation accrued through the date of termination, at the rates then in effect, less standard deductions and withholdings.  In addition, if Executive furnishes to the Company an executed waiver and release of claims in a form to be provided by the Company, which may include an obligation for Executive to provide reasonable transition assistance (the “Release”)  that is nonrevocable prior to the Release Date, and if Executive allows such Release to become effective in accordance with its terms, then the Executive shall receive the following benefits:

(i)  The Company shall pay Executive an amount equal to one (1) times the sum of the Executive’s then current Base Salary (without regard to any reduction in Base Salary that would otherwise constitute Good Reason), the full amount of Executive’s annual target bonus in respect of the calendar year in which the termination of employment occurs, and any unpaid annual bonus amount with respect to the calendar year ended prior to the termination of Executive’s employment.  Said amount shall be paid to Executive in a single lump sum within ten (10) days following the Release Date and will be subject to required withholding;

(ii)  If Executive is eligible for and timely elects COBRA continuation coverage, the Company will reimburse COBRA premiums for the first twelve (12) months of COBRA coverage; provided, however, that if Executive ceases to be eligible for COBRA or becomes eligible to enroll in the group health insurance plan of another employer, Executive will immediately notify the Company and the Company’s obligation to provide the COBRA premium benefits shall immediately cease.  Further, notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot provide the COBRA premium benefits without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of paying COBRA premiums on Executive’s behalf, the Company will pay Executive on a monthly basis a fully taxable cash payment equal to the COBRA premium for that month, subject to applicable tax withholding.  This payment may be, but need not be, used by Executive to pay for COBRA premiums; and

[(iii)  In the event that Executive’s employment is terminated on account of Special Good Reason and Executive’s performance was determined to be “Very Good” or higher against agreed objectives during Executive’s performance review immediately prior to the termination, in addition to the payments and benefits provided in Section 5.1(a)(i) and (ii), 50% of the then unvested portion of the Option, and any other options or additional equity grants that the Executive may have received, shall immediately become fully vested.] (1)

(b)                                 If Executive’s employment with the Company is terminated without Cause or Executive resigns for Good Reason, in either case, upon or on or before the twelve-month anniversary of a Change in Control (but not before a Change in Control), then the Company shall pay Executive any earned but unpaid Base Salary and unused vacation accrued through the date of termination, at the rates then in effect, less standard deductions and withholdings.  In addition, if Executive furnishes to the Company an executed Release that is nonrevocable prior to the Release Date, and if Executive allows such Release to become effective in accordance with its terms, then the Executive shall receive the following benefits:

(i)  The Company shall pay Executive an amount equal to one and a half (1.5) times the sum of the Executive’s then current Base Salary (without regard to any reduction in Base Salary that would otherwise constitute Good Reason), the full amount of Executive’s annual target bonus in respect of the calendar year in which the termination of employment occurs, and any unpaid annual bonus amount with respect to the calendar year ended prior to the termination of Executive’s employment.  Said amount shall be paid to Executive in a single lump sum within ten (10) days following the Release Date

(ii)  If Executive is eligible for and timely elects COBRA continuation coverage, the Company will reimburse COBRA premiums for the first eighteen (18) months of COBRA coverage; provided, however, that if Executive ceases to be eligible for COBRA or becomes eligible to enroll in the group health insurance plan of another employer, Executive will immediately notify the Company and the Company’s obligation to provide the COBRA premium benefits shall immediately cease.  Further, notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot provide the COBRA premium benefits without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of paying COBRA premiums on Executive’s behalf, the Company will pay Executive on a monthly basis a fully taxable cash payment equal to the COBRA premium for that month, subject to applicable tax withholding.  This payment may be, but need not be, used by Executive to pay for COBRA premiums.

[(iii) In the event that Executive’s employment is terminated on account of Special Good Reason and Executive’s performance was determined to be “Very Good” or higher against agreed objectives during Executive’s performance review immediately prior to the termination, in addition to the payments and benefits provided in Section 5.1(b)(i) and (ii), 50% of the then unvested portion of any then outstanding options or other equity grants that the Executive may have received, which have not already accelerated pursuant to the last sentence of Section 3.3, shall immediately become fully vested.] (2)

(1)                                     To be inserted into the employment agreements of certain executive officers at the discretion of the Board.

(2)                                     To be inserted into the employment agreements of certain executive officers at the discretion of the Board.

5.2                               Other Termination.  If Executive resigns [his/her] employment at any time without Good Reason or Executive’s employment is terminated by the Company at any time for Cause or due to death or Disability, the Company shall pay Executive (or her estate) any Base Salary and any unused vacation accrued through the date of such resignation or termination, at the rates then in effect, less standard deductions and withholdings.  In addition, in the event of a termination due to death or Disability, Executive (or [his/her] estate) will be paid an amount equal to Executive’s target bonus amount for the year in which such resignation or termination occurs pro-rated to the date of such resignation or termination. The Company shall thereafter have no further obligations to Executive, except as may otherwise be required by law.

5.3                               Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

(a)                                 “Cause” shall mean the occurrence of any of the following: (i) Executive’s willful failure to substantially perform [his/her] duties and responsibilities to the Company after written demand for performance from the Company which specifically sets forth the factual basis for the Company’s belief that the Executive has not substantially performed such duties and after she has been provided with a sixty (60) day cure period, or Executive’s deliberate violation of a Company policy; (ii) Executive’s commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to the Company; (iii) unauthorized use or disclosure by Executive of any proprietary information or trade secrets of the Company or any other party to whom Executive owes an obligation of nondisclosure as a result of [his/her] relationship with the Company; (iv) Executive’s willful breach of any of [his/her] obligations under any written agreement or covenant with the Company; or (v) Executive’s conviction of (x) any felony, or (y) any misdemeanor crime involving fraud or dishonesty.  For purposes of this Agreement, no act or failure to act, on the part of Executive, will be considered ‘‘willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Company.

(b)                                 “Disability” shall mean the Executive’s inability to perform [his/her] duties and responsibilities hereunder, with or without reasonable accommodation, due to any physical or mental illness or incapacity, which condition either (i) has continued for a period of 180 days (including weekends and holidays) in any consecutive 365-day period.

(c)                                  “Good Reason” for Executive to resign [his/her] employment hereunder shall mean the occurrence of any of the following events without Executive’s consent: (i) a material reduction by the Company of Executive’s Base Salary below that Base Salary as set as of the time of the reduction, provided, however, that if such reduction occurs in connection with a Company-wide decrease in executive team compensation, such reduction shall not constitute Good Reason provided that it is a reduction of a proportionally like amount or percentage affecting the entire executive team; (ii) a material breach of this Agreement by the Company; (iii) relocation of Executive’s primary work location to a location that increases Executive’s one-way commute by more than fifty (50) miles as compared to Executive’s then current primary work location immediately prior to such relocation; or (iv) an adverse change in Executive’s duties, authority, or responsibilities relative to Executive’s duties, authority, or responsibilities in effect immediately prior to such reduction, without limiting the foregoing, including a change in the Executive’s reporting responsibilities so that she no longer reports directly to the CEO of the Company.  Provided, however, that, any such resignation by Executive shall only be deemed for Good Reason pursuant to this definition if: (1) Executive gives the Company written notice of intent to terminate for Good Reason within thirty (30) days following the first occurrence of the condition(s) that [he/she] believes constitute(s) Good Reason, which notice shall describe such condition(s); (2) the Company fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”); and (3) Executive voluntarily terminates [his/her] employment within thirty (30) days following the end of the Cure Period.

(d)                                 [“Special Good Reason” for Executive to resign [his/her] employment hereunder shall mean if within twelve (12) months from the start date of another executive being hired by the Company, (i) the Executive terminates [his/her] employment due to an adverse change in Executive’s duties, authority, or responsibilities relative to Executive’s duties, authority, or responsibilities in effect immediately prior to such reduction, without limiting the foregoing, including a change in the Executive’s reporting responsibilities so that she no longer reports directly to the Chief Executive Officer of the Company or (ii) Executive is involuntarily terminated because the Company hires a third party who assumes Executive’s position or a portion of [his/her] position, provided, however, that, any termination by Executive shall only be deemed to constitute Special Good Reason pursuant to clause (i) of this definition if: (1) Executive gives the Company written notice of intent to terminate for Special Good Reason within thirty (30) days following the first occurrence of the condition(s) that Executive believes will give [his/her] the right to terminate for Special Good Reason, which notice shall describe such condition(s); (2) the Company fails to remedy such condition(s) within the Cure Period; and Executive voluntarily terminates [his/her] employment within thirty (30) days following the end of the Cure Period.] (3)

(e)                                  A “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)                                    any person or entity becomes the Owner, directly or indirectly, of securities of the Company or Parent representing more than fifty percent (50%) of the combined voting power of the Company’s or Parent’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction.  Notwithstanding the foregoing, a Change in Control will not be deemed to occur (A) on account of the acquisition of securities of the Company directly from the Company or the acquisition of securities of the Parent directly from Parent, (B) on account of the acquisition of securities of the Company or Parent by an investor, any affiliate thereof or any other person or entity that acquires the Company’s or Parent’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company or Parent through the issuance of equity securities; (C) on account of the acquisition of securities of the Company or Parent by any individual who is, on the IPO Date, either an executive officer or a Director (either, an “IPO Investor”) and/or any entity in which an IPO Investor has a direct or indirect interest (whether in the form of voting rights or participation in profits or capital contributions) of more than 50% (collectively, the “IPO Entities”) or on account of the IPO Entities continuing to hold shares that come to represent more than 50% of the combined voting power of the Company's or Parent's then outstanding securities as a result of the conversion of any class of the Company's or Parent's securities into another class of the Company's or Parent's securities having a different number of votes per share pursuant to the conversion provisions set forth in the Company's or Parent's Amended and Restated Certificate of Incorporation.  For these purposes, “IPO Date” means the date and time of execution of the underwriting agreement between the Company or Parent and the underwriter(s) managing the initial public offering of the Common Stock of the Company or Parent, pursuant to which the Common Stock is priced for the initial public offering; or (D) solely because the level of ownership held by any person or entity (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company or Parent reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this clause (D)) as a result of the acquisition of voting securities by the

(3)            To be inserted into the employment agreements of certain executive officers at the discretion of the Board.

Company or Parent, and after such share acquisition, the Subject Person becomes the owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities owned by the Subject Person over the designated percentage threshold, then a Change in Control will be deemed to occur;

(ii)                                there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company or Parent and, immediately after the consummation of such merger, consolidation or similar transaction, the shareholders of the Company or Parent, as the case may be, immediately prior thereto do not own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their ownership of the outstanding voting securities of the Company or Parent, as the case may be, immediately prior to such transaction; provided, however, that a merger, consolidation or similar transaction will not constitute a Change in Control under this prong of the definition if the outstanding voting securities representing more than 50% of the combined voting power of the surviving Entity or its parent are owned by the IPO Entities; or

(iii)                            there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries or Parent and its subsidiaries, as the case may be, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries or Parent and its subsidiaries, as the case may be, to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are owned by shareholders of the Company or of Parent, as the case may be, in substantially the same proportions as their ownership of the outstanding voting securities of the Company or of Parent immediately prior to such sale, lease, license or other disposition; provided, however, that a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries will not constitute a Change in Control under this prong of the definition if the outstanding voting securities representing more than 50% of the combined voting power of the acquiring Entity or its parent are owned by the IPO Entities;

(iv)                             individuals who, on March 18, 2015, are members of the Board of Directors of the Company or Parent (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board of Directors of the Company or Parent; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member will be considered as a member of the Incumbent Board. Notwithstanding the foregoing definition, the term Change in Control will not include (x) a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company or Parent, or (y) a liquidation or dissolution ancillary to or in connection with an assignment for the benefit of creditors, a bankruptcy proceeding, appointment of receiver or similar proceeding or transaction.

5.4                               “Release Date” shall mean the date that is fifty-five (55) days following the date of Executive’s termination.

5.5                               Effect of Termination.  Executive agrees that should [his/her] employment be terminated for any reason, she shall be deemed to have resigned from any and all positions with the Company, including, but not limited, to a position on the Board.

5.6                               Section 409A Compliance.

(a) It is intended that any benefits under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), provided under Treasury Regulations Sections 1.409A-1(b)(4), and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A.  For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulations Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement (whether severance payments, if any, or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “termination of employment” or like terms shall mean separation from service.  Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed by the Company at the time of a separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i), and if any payments or benefits that the Executive becomes entitled to under this Agreement on account of such separation from service are deemed to be “deferred compensation,” then to the extent delayed commencement of any portion of such payments or benefits is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided prior to the earliest of (i) the expiration of the six-month period measured from the date of separation from service, (ii) the date of Executive’s death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation.  Upon the first business day following the expiration of such period, all payments deferred pursuant to this paragraph shall be paid in a lump sum, and any remaining payments due shall be paid as otherwise provided herein.  No interest shall be due on any amounts so deferred.

(b)                                 With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, and (iii) such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred. The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Code Section 409A but do not satisfy an exemption from, or the conditions of, Code Section 409A.

5.7                               Section 280G.

(a)                                 If any payment or benefit (including payments and benefits pursuant to this Agreement) that Executive would receive in connection with a Change in Control or other transaction (the “Transaction”) from the Company or otherwise (“Transaction Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the

“Excise Tax”), then the Company shall cause to be determined, before any amounts of the Transaction Payment are paid to Executive, which of the following two alternative forms of payment would result in Executive’s receipt, on an after-tax basis, of the greater amount of the Transaction Payment notwithstanding that all or some portion of the Transaction Payment may be subject to the Excise Tax: (1) payment in full of the entire amount of the Transaction Payment (a “Full Payment”), or (2) payment of only a part of the Transaction Payment so that Executive receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”).  For purposes of determining whether to make a Full Payment or a Reduced Payment, the Company shall cause to be taken into account the value of the noncompetition provision set forth in the NDA, all applicable federal, state and local income and employment taxes and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes).  If a Reduced Payment is made, (x) Executive shall have no rights to any additional payments and/or benefits constituting the Transaction Payment, and (y) reduction in payments and/or benefits shall occur in the manner that results in the greatest economic benefit to Executive as determined in this paragraph.  If more than one method of reduction will result in the same economic benefit, the portions of the Transaction Payment shall be reduced pro rata.

(b)                                 Notwithstanding the foregoing, in the event that no stock of the Company is readily tradeable on an established securities market or otherwise (within the meaning of Section 280G of the Code) at the time of the Change in Control of the Company, the Company shall cause a vote of shareholders to be held to approve the portion of the Transaction Payments that exceeds three times Executive’s “base amount” (within the meaning of Section 280G of the Code) (the “Excess Parachute Payments”) in accordance with Treas. Reg. §1.280G-1, and Executive shall cooperate with such vote of shareholders, including the execution of any required documentation subjecting Executive’s entitlement to all Excess Parachute Payments to such shareholder vote. In the event that the Company does not cause a vote of shareholder to be held to approve all Excess Parachute Payments, the provisions set forth in Section 5.6(a) shall apply.

(c)                                  Unless Executive and the Company otherwise agree in writing, any determination required under this section shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes.  For purposes of making the calculations required by this section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Accountants shall provide detailed supporting calculations to the Company and Executive as requested by the Company or Executive. Executive and the Company shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this section.  The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this section as well as any costs incurred by Executive with the Accountants for tax planning under Sections 280G and 4999 of the Code.

6.                                      ARBITRATION.

As a condition of employment Executive agrees to execute and abide by the Arbitration Agreement provided herewith.

7.                                      GENERAL PROVISIONS.

7.1                               Representations and Warranties.  Executive represents and warrants that Executive is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that Executive’s execution and performance of this Agreement will not violate or breach any other agreements between the Executive and any other person or entity.

7.2                               Advertising Waiver.  Executive agrees to permit the Company, and persons or other organizations authorized by the Company, to use, publish and distribute advertising or sales promotional literature concerning the products and/or services of the Company in which Executive’s name and/or pictures of Executive appear.  Executive hereby waives and releases any claim or right Executive may otherwise have arising out of such use, publication or distribution.

7.3                               Miscellaneous.  This Agreement, along with the NDA and Arbitration Agreement, constitutes the complete, final and exclusive embodiment of the entire agreement between Executive and the Company with regard to its subject matter.  It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations.  This Agreement may not be modified or amended except in a writing signed by both Executive and a duly authorized officer or member of the Board.  This Agreement will bind the heirs, personal representatives, successors and assigns of both Executive and the Company, and inure to the benefit of both Executive and the Company, and to [his/her] and its heirs, successors and assigns.  If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable.  This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of New York as applied to contracts made and to be performed entirely within New York.  Any ambiguity in this Agreement shall not be construed against either party as the drafter.  Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach.  This Agreement may be executed in counterparts and facsimile signatures will suffice as original signatures.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

AXOVANT SCIENCES, INC.

By:
		Name:	Christine Mikail
		Title:	Chief Administrative Officer and General Counsel

ACCEPTED AND AGREED:

[INSERT NAME OF EXECUTIVE]